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                                                                    EXHIBIT 4.05

                                NIKU CORPORATION

                               SERIES B PREFERRED

                            STOCK PURCHASE AGREEMENT

                                October 13, 1998

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                                NIKU CORPORATION
                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 13th day of October, 1998, by and between Niku Corporation, a Delaware corporation (the "Company"), and the Purchasers listed on Exhibit A hereto (the "Purchasers").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. Purchase and Sale of Stock.

            1.1 Sale and Issuance of Series B Preferred Stock. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Initial Closing (as defined below), and the Company agrees to sell and issue to such Purchaser at the Initial Closing, that number of shares of the Company's Series B Preferred Stock set forth opposite such Purchaser's name on Exhibit A hereto (the "Shares") for the purchase price set forth thereon (the "Purchase Price"). The Company's agreement with each Purchaser is a separate agreement, and the sale of the Shares to each Purchaser is a separate sale.

            1.2 Filing of Restated Certificate. The Company shall adopt and file with the Secretary of State of Delaware on or before the Initial Closing a Third Amended and Restated Certificate of Incorporation (the "Restated Certificate").

            1.3 Closing. The initial purchase and sale of the Shares hereunder shall take place at the offices of Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California, concurrently with the execution and delivery of this Agreement or at such other time and place as the Company and the Purchasers acquiring a majority of the total number of Shares to be purchased at such time mutually agree upon orally or in writing (which time and place are designated the "Initial Closing"). At the Initial Closing, the Company shall deliver to each Purchaser a certificate representing the Shares that such Purchaser is purchasing against payment of the purchase price therefor by check or wire transfer to an account designated by the Company.

            1.4 Subsequent Closing(s). The Company may sell up to 1,200,000 shares of the Series B Preferred Stock not sold at the Initial Closing to such purchasers as it shall select, at the price and on the terms contained herein and in the exhibits hereto, at one or more subsequent closings (each, a "Subsequent Closing") provided that all Subsequent Closings shall take place not later than December 31, 1998. Upon payment of the purchase price for the Shares being purchased and execution of a signature page counterpart to this Agreement, the Second Amended and Restated Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement (each as defined below) and without need for an amendment hereto or thereto except to add such purchaser's name to Exhibit A to this Agreement and to the appropriate exhibit to such other agreements, any such purchaser shall become a party to this Agreement and such other agreements, and shall be deemed a "Purchaser" for purposes of this Agreement and an "Investor" (or a "New Investor," as applicable) for purposes of such other agreements, in each case as of the

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date of the applicable Subsequent Closing. The Initial Closing and each
Subsequent Closing shall be deemed a "Closing" under this Agreement.

        2. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions (as updated in connection with each Closing) (the "Schedule of Exceptions"), the Company hereby represents and warrants to each Purchaser as follows:

            2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of California.

            2.2 Capitalization and Voting Rights.

                (a) The authorized capital of the Company consists, or will consist immediately prior to the Initial Closing, of:

                    (i) Preferred Stock. 23,400,000 shares of Preferred Stock (the "Preferred Stock") have been authorized, 10,000,000 of which have been designated Series F Preferred Stock (the "Series F Preferred Stock"), all of which are outstanding prior to the Initial Closing, 5,142,851 shares of which have been designated Series A Preferred Stock (the "Series A Preferred Stock"), all of which are issued and outstanding prior to the Initial Closing, and 8,257,149 shares of which have been designated Series B Preferred Stock (the "Series B Preferred Stock"), none of which are issued and outstanding prior to the Initial Closing. The outstanding shares of Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with applicable Federal and state securities laws. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Certificate.

                    (ii) Common Stock. 50,000,000 shares of Common Stock (the "Common Stock"), of which 5,282,500 shares are issued and outstanding. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with applicable Federal and state securities law. In addition, the Company has reserved 5,000,000 shares of its Common Stock for issuance pursuant to the Company's 1998 Stock Plan, of which options to purchase a total of 2,048,500 shares have been granted and are outstanding and 470,000 shares of Restricted Stock are outstanding thereunder (which shares of Restricted Stock are included in the total number of issued and outstanding shares of Common Stock set forth above).

                (b) Except for (i) the conversion privileges of the Preferred Stock, and (ii) the options described in Section 2.2(a)(ii) above, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or obligations for the purchase or acquisition from the Company of any shares of its capital stock. Except for the Voting Agreement (as defined below), the Company is not a party or subject to any agreement or understanding and, to the Company's knowledge, there is no agreement or understanding between any other persons or


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entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

            2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

            2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Second Amended and Restated Investor Rights Agreement (the "Amended Rights Agreement"), the Co-Sale Agreement (the "Co-Sale Agreement") and the Voting Agreement (the "Voting Agreement," and collectively with the Amended Rights Agreement, the Co-Sale Agreement and this Agreement, the "Agreements"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series B Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series B Preferred Stock has been taken or will be taken prior to the Initial Closing, and the Agreements, when executed, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended Rights Agreement may be limited by applicable federal or state securities laws. The Series B Preferred Stock being purchased by Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Common Stock issuable upon conversion thereof (when issued in accordance with the Restated Certificate), will be duly and validly issued, fully paid and nonassessable.

            2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder.

            2.6 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of the Agreements, or the right of the Company to enter into any such agreement, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

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            2.7 Proprietary Information and Inventions Agreements. Each
employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Assignment. The Company is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation. The Company is not aware that any officer or key employee intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles relating to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

            2.8 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

            2.9 Financial Statements. Prior to the Initial Closing, the Company has made available to each Purchaser its unaudited balance sheet and income statement at and for the six months ended June 30, 1998 and the month ended August 31, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which the Company does not expect to be material. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of last set of Financial Statements delivered to the Purchasers and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnity of any indebtedness of any other person, firm or corporation.

            2.10 Books and Records. The minute books of the Company contain accurate summary records of all meetings and written consents to action of the Company's stockholders, the Company's Board of Directors and all committees, if any, appointed by the Board of Directors. The Company's stock ledger is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

            2.11 Rights of Registration. Except as contemplated in the Amended Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

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            2.12 Proprietary Rights. To its knowledge, the Company owns, has licensed or otherwise possesses all trademarks, trade names, copyrights and other intellectual property rights necessary to conduct its business as now being conducted without any known conflict with or infringement upon any intellectual property rights of others. The Company has not received any notice alleging that the Company has infringed upon or is conflict with the asserted rights of others. The Company has certain trade secrets, including know-how, computer software programs and other proprietary data (the "Proprietary Information") used, or proposed to be used, in the development, manufacture and sale of its products. To its knowledge, the Company has the right to use the Proprietary Information, except that the possibility exists that other persons may have independently developed trade secrets or technical information similar or identical to those of the Company.

            2.13 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the Company's knowledge, none of the Company's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock). To the Company's knowledge, none of the Company's officers or directors or any members of their immediate families have, directly or indirectly, any economic interest in any contract material to the Company other than with respect to equity held in the Company.

            2.14 Tax Returns. All tax returns, declarations, statements, reports, schedules, forms and information returns ("Returns") required by all U.S. federal, state and local and foreign jurisdictions (in each case, including all political subdivisions thereof) relating to all U.S. federal, state, local and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto ("Taxes"), if any, required to be filed by the Company prior to the Initial Closing have been (or will be) timely filed and such Returns are (or will be) true, complete and correct in all material respects. All Taxes shown on any such Returns to be due from the Company that are due and payable have been paid, other than those being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP. The Company does not know of any actual or proposed material addition Tax assessments against the Company.

            2.15 Compliance with Laws. The Company has obtained and maintained in good standing all of its licenses, permits, consents and authorizations required to be obtained by it or them under federal, state and local laws (collectively, "Laws"), except for those which, individually or in the aggregate, would not have a material adverse effect on the assets, condition, affairs or prospects of the Company, financially or otherwise, and all such licenses, permits, consents and authorizations remain in full force and effect. The Company is in material compliance with such Laws, and there is no pending or, to the Company's knowledge, threatened, action or proceeding against the Company under any of such Laws, other than any such actions or proceedings which, individually or in the aggregate, if adversely determined,

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would not have a material adverse effect on the assets, condition, affairs or prospects of the Company, financially or otherwise.

            2.16 Qualified Small Business Stock.

                (a) As of and immediately following the Closing, the Stock will meet each of the requirements for qualification as "qualified small business stock" set forth in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, and (iii) the Company's (and any predecessor's) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time from the date of incorporation of the Company and through the Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code
Section 1202(d)(3).

                (b) As of the Closing, at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined by Code Section 1202(e)(3), and the Company is an eligible corporation, as defined by Code Section 1202(e)(4).

        3. Representations and Warranties of Purchaser. Each Purchaser hereby represents and warrants that:

            3.1 Authorization. Such Purchaser has full power and authority to enter into the Agreements and the Agreements, when executed, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended Rights Agreement may be limited by applicable federal or state securities laws.

            3.2 Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon Purchaser's representation to the Company, which by such Purchaser's execution of this Agreement such Purchaser hereby confirms, that the Series B Preferred Stock to be received by such Purchaser and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that, except as disclosed to the Company, such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that, except as disclosed to the Company, such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

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            3.3 Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series B Preferred Stock. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series B Preferred Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon.

            3.4 Investment Experience. Such Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series B Preferred Stock. If other than an individual, such Purchaser also represents it has not been organized solely for the purpose of acquiring the Series B Preferred Stock.

            3.5 Accredited Investor. Such Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

            3.6 Restricted Securities. Such Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In addition, such Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Purchaser understands that no public market presently exists for the Series B Preferred Stock or Common Stock of the Company, and that there are no assurances that any such market will be created.

            3.7 Further Limitations on Disposition. Without in any way limiting the above, such Purchaser further agrees not to make any disposition of all or any portion of the Securities unless:

                (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                (b) (i) Such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act, provided, however, that the Company will not request an opinion in connection with customary distributions to general and limited partners of venture capital funds.

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            3.8 Legends. It is understood that the certificate(s) evidencing the
Shares shall bear the following legends:

                             (a) "The shares represented by this certificate
               have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or transferred in the absence of such registration or unless the Corporation receives an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said act. Copies of the agreements covering the purchase of these shares and restricting their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation at the principal executive offices of the Corporation."

                             (b) "The shares represented by this certificate are
               subject to the market stand-off provisions contained in the Corporation's Second Amended and Restated Investor Rights Agreement. A copy of such agreement may be obtained without charge upon written request to the Corporation at its principal place of business."

                (c) Any other legends required by the Agreements or applicable law.

        4. Conditions of Purchasers' Obligations at Closing. The obligations of each Purchaser to purchase Shares at the applicable Closing are subject to the fulfillment of each of the following conditions.

            4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

            4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing.

            4.3 Compliance Certificate. The President of the Company shall deliver to such Purchaser at the applicable Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

            4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares at the applicable Closing shall have been obtained by the Company as of such Closing

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            4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to such Purchaser.

            4.6 Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State.

            4.7 Amended Rights Agreement. The Company, such Purchaser and Investors (as defined therein) holding a sufficient number of shares of "Registrable Securities" to amend and restate the Company's Amended and Restated Investor Rights Agreement shall have entered into the Amended Rights Agreement.

            4.8 Co-Sale Agreement. The Company, such Purchaser and the Founders (as defined therein) shall have executed and delivered the Co-Sale Agreement.

            4.9 Voting Agreement. The Company and the stockholders specified therein shall have executed and delivered the Voting Agreement.

            4.10 Opinion of Company Counsel. Such Purchaser shall have received from Venture Law Group, A Professional Corporation, counsel for the Company, an opinion, dated as of the applicable Closing.

            4.11 Board of Directors. As of the Initial Closing, the Board shall be comprised of Farzad Dibachi, Terence Garnett, John Chen and Maynard Webb.

        5. Conditions of the Company's Obligations at Closing. The obligations of the Company to sell and issue the Shares at the applicable Closing are subject to the fulfillment of each of the following conditions:

            5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true in all material respects on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

            5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities at the applicable Closing pursuant to this Agreement shall be duly obtained and effective as of such Closing.

            5.3 Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State.

            5.4 Amended Rights Agreement. The Company and Investors (as defined therein) holding a sufficient number of shares of "Registrable Securities" to amend and restate the Company's Amended and Restated Investor Rights Agreement shall have entered into the Amended Rights Agreement.

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            5.5 Co-Sale Agreement. The Company and the Founders (as defined therein) shall have executed and delivered the Co-Sale Agreement.

            5.6 Voting Agreement. The Company and the other parties thereto shall have executed and delivered the Voting Agreement.

        6.     Covenants.

            6.1 Key Man Insurance. If and to the extent the Board of Directors deems it reasonable and appropriate, the Company shall obtain and maintain term life insurance as on key employees with the Company as named beneficiary,

            6.2 Indemnification Agreements. The Company has entered into customary indemnification agreements with each of its current directors and executive officers and shall enter into such agreements with future directors and executive officers.

            6.3 Publicity. The Company agrees not to make any public disclosure of any Investor's investment without such Investor's consent. Each Purchaser agrees not to make any public disclosure of its investment in the Company without the Company's prior consent.

            6.4 Termination of Covenants. The covenants contained in this
Section 6 shall terminate upon the earliest to occur of any one of the following events:

                (a) The liquidation, dissolution or indefinite cessation of the business operations of the Company;

                (b) The execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

                (c) The consummation of an underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on form S-1 or SB-2 under the Securities Act, yielding gross proceeds to the Company in excess of ten million dollars ($10,000,000);

                (d) The acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation's material assets); unless in each case, the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

        7. Miscellaneous.

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            7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

            7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            7.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one
(1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to a Purchaser, at such Purchaser's address as set forth on Exhibit A, and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

            7.6 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees, or representative is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

            7.7 Fees and Expenses. The Company shall pay the reasonable fees and expenses of Dewey Ballantine, counsel for the Venrock entities, incurred with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby and thereby, up to a maximum of $15,000.

            7.8 Amendment and Waivers. Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock sold hereunder, provided, that no such consent will be required to add a party pursuant to Section 1.4 hereof. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

            7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            7.10 Aggregation of Stock. All shares of the Series B Preferred Stock held or acquired (or Common Stock issued upon conversion thereof) by affiliated entities or persons shall be aggregated for the purpose of determining the availability of or discharge of any rights under this Agreement.

            7.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

            7.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        The parties have executed this Series B Preferred Stock Purchase Agreement as of the date first above written.


                                        NIKU CORPORATION

                                        By:
                                           -------------------------------------
                                           Farzad Dibachi
                                           President and Chief Executive Officer

                                        Address:      955A Charter Street
                                                      Redwood City, CA 94063



                                        INITIAL CLOSING PURCHASERS


                                        ----------------------------------------
                                        Name of Purchaser


                                        ----------------------------------------
                                        Signature of Purchaser


                                        ----------------------------------------
                                        Title, if any



                                        SUBSEQUENT CLOSING PURCHASERS:


                                        ----------------------------------------
                                        Name of Purchaser


                                        ----------------------------------------
                                        Signature of Purchaser


                                        ----------------------------------------
                                        Title, if any


                                        ----------------------------------------
                                        Date

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                                                         Number
Stockholder Name                                                      of Shares
--------------------------------------------------------------------------------
Venrock Associates                                                    2,328,000

Venrock Associates II, L.P.                                           2,845,333

Dibachi, Farzad and Rhonda L., Trustees of                              666,666
the Dibachi Family Trust UDT dated 2-11-98

Garnett, Terence J. and Katrina A., Trustees of                          333,333
the Garnett Family Trust U/D/T dated 4-27-97

Garnett, Terence J. and Katrina A., Trustees of                          160,000
the Garnett Family Trust U/D/T dated 4-27-97

Webb, Maynard G. Jr. and Irene C. Webb,                                 133,333
Trustees of the Webb Family Trust, dated 6/3/95

Broadview, Peter Mooney as nominee for                                  293,333
the Broadview Partners Group

Haque Family Partners                                                   133,333

Acosta, Jack                                                             66,666

Raduchel, William J.                                                     66,666

Smith, Roger                                                             66,666

Neiman, Martin and Diana JTWROS                                         133,333

Ramsey Beiren Partners, LLC                                             160,000

Comdisco, Inc.                                                          146,666

Labe, Jim & Caroline Labe, Trustees of the                                6,666
1998 Revocable Trust, dated 10/5/98

Henriquez, Manuel                                                         6,666

Phoenix Partners                                                        333,333

Pickus, Joshua                                                           13,333

VLG Investments 1998                                                     13,333

Chinnasamy, Shanmugam                                                    60,000

Prabhudesai, Anant V.                                                    33,333

TOTALS                                                                7,999,992

                                       15